Exhibit 99.1

FOR	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION

ANNOUNCES PLANS TO CLOSE ACORN DIVISION

Estimates Pre-Tax Charges of $7 Million — $10 Million

in Fiscal 2009 Associated with the Closing

Minneapolis, MN, July 31, 2008 — Christopher & Banks Corporation (NYSE: CBK) (the “Company”) today announced that, after an internal review, it plans to exit its Acorn division business by December 31, 2008.

A recent evaluation of the Company’s Acorn division concluded that the concept has not demonstrated the potential to deliver an acceptable long-term return on the Company’s investment. As a result, on July 30, 2008, the Board of Directors authorized plans to close the division’s 36 Acorn stores. Going forward, the Company’s focus will be on its two core brands, Christopher & Banks and C.J. Banks, as well as on supporting other growth initiatives that it believes have a greater potential of creating shareholder value.

Lorna Nagler, Chief Executive Officer, commented, “We conducted an extensive review of our Acorn division with the objective of analyzing its viability and future profitability. With only 36 stores and an operating loss in fiscal 2008 of more than $4 million, including store and corporate administrative expenses, and a charge of more than $10 million for long-lived asset and goodwill impairment, our Board and senior management concluded that further investment would not be in the best interests of the Company and its shareholders.”

CHRISTOPHER & BANKS CORPORATION

ANNOUNCES PLANS TO CLOSE ACORN DIVISION

“Store locations, brand identity, store economics and the current retail and economic environment were factors that contributed to the less than satisfactory performance of the division. Exiting this concept now allows us to focus our efforts on our two core brands and other strategic initiatives. We made what is a difficult, but nonetheless what we believe to be the right, decision. However, I want to thank the talented Acorn division team for their hard work and efforts over the past several years.”

The Company will close 36 Acorn stores in 14 states. The closures will impact approximately 80 full-time and 200 part-time positions, or approximately 4 percent of the Company’s total workforce.

The Company anticipates pre-tax expenses associated with the closing of the stores to range from approximately $7 million to $10 million. On an after-tax basis, the charges are expected to range from approximately $4.2 million to $6.0 million, or $0.12 to $0.17 per diluted share, with charges to be taken in the second, third and fourth quarters of fiscal 2009.

The expenses primarily consist of charges attributable to estimated lease termination liabilities, non-cash asset impairment charges, and severance and retention costs associated with the closing of the Acorn division.

About Christopher & Banks Corporation

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of July 31, 2008, the Company operated 849 stores in 46 states consisting of 550 Christopher & Banks stores, 263 stores in their plus size clothing division CJ Banks and 36 Acorn stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements regarding (i) the Company’s anticipated timing of the exit of the Acorn business; (ii) the number of Company employees likely to be impacted by the decision; and (iii) estimates of the pre-tax and after-tax expenses and cash charges expected  to be incurred in the second, third and fourth fiscal quarters in association with the closure of the Acorn division. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) exit plan inventory levels; (ii) our ability to liquidate the Acorn division inventory at or above anticipated margins; (iii) our ability to negotiate lease buy-outs or terminations on acceptable financial and business terms; (iv) general economic conditions including the impact of higher fuel, energy and food prices, and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (v) unanticipated costs or delays associated with the closure of the Acorn division; (vi) competitive influences, including promotional and pricing competition and the lack of acceptance of the Company’s merchandise offerings; and (vii) other risks and uncertainties described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are urged to carefully consider all such factors.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume or undertake any obligation to update or revise any forward-looking statement at any time for any reason.

###